Exhibit 99.1
OpenText Announces Conditional Notice of Redemption of its Outstanding 2027 Notes and Potential Offering of Senior Secured Notes
Waterloo, ON, September 22, 2026 – Open Text Corporation (the “Company” or “OpenText”) (NASDAQ: OTEX), (TSX: OTEX) today announced that it has issued a conditional notice of redemption with respect to $1.0 billion principal amount of its outstanding 6.900% Senior Secured Notes due 2027 (the “2027 Notes”), providing for the redemption in full of such 2027 Notes on October 2, 2026 (the “Redemption Date”), subject to the satisfaction or waiver of certain conditions, including the receipt by the Company of the net proceeds from one or more offerings of debt securities sufficient to make payment of the redemption price and any other amounts payable in connection with the redemption of the 2027 Notes (the “Financing Condition”). To the extent the Financing Condition is otherwise met or waived, the Company may use cash on hand to fund any portion of the redemption price and such other amounts.
The redemption price for the 2027 Notes (the “Redemption Amount”) is equal to the greater of (A) 100% of the principal amount of the 2027 Notes to be redeemed and (B) (i) the sum of the present value of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the 2027 Notes matured on November 1, 2027) on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the treasury rate (as defined in the indenture governing the 2027 Notes) plus 50 basis points less (ii) interest accrued to the Redemption Date, plus accrued and unpaid interest to, but excluding, the Redemption Date. The Redemption Amount will become due and payable on the 2027 Notes on the Redemption Date and, unless the Company defaults in making payment of the Redemption Amount, interest on the 2027 Notes shall cease to accrue on and after the Redemption Date. Upon redemption, the 2027 Notes will be cancelled and any obligation thereunder extinguished.
The Company is also exploring a potential offering of senior secured notes pursuant to Rule 144A (“Rule 144A”) and Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”). The Company expects to use the net proceeds from any such offering to fund the redemption of the 2027 Notes, including the payment of the applicable redemption premium, accrued and unpaid interest and related costs and expenses, and, to the extent that the financing condition is otherwise met or waived, the Company may elect to use cash on hand to fund a portion of such amounts. The Company expects any remaining net proceeds from the potential offering will be used for general corporate purposes, which may include any method of repurchase or repayment of our outstanding debt.
This press release shall not constitute a notice of redemption under the indenture governing the 2027 Notes, and such redemption is subject to the conditions set forth in the applicable notice of redemption, including the Financing Condition. Such notice has been made only in accordance with the provisions of the indenture governing the 2027 Notes. There can be no assurances as to whether any such redemption will be effected as described above.
This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of, the senior secured notes (if such offering proceeds) in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration, qualification or exemption under the securities laws of any such jurisdiction. Any such notes offering will not be registered under the Securities Act. Any such notes may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, except to persons reasonably believed to be qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A and to certain persons in offshore transactions in reliance on Regulation S.
For more information, please contact:
Greg Secord
Vice President, Global Head of Investor Relations
Open Text Corporation
(416) 956 0380 (Canada) / (415) 963 0825 (U.S.)
investors@opentext.com
About OpenText
OpenText™ is a global leader in data management for enterprise AI, helping organizations protect, govern, and activate their data with confidence. Our technologies turn data into information with context to form the knowledge base for enterprise AI.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release may contain words considered forward-looking statements or information under applicable securities laws. These statements are based on OpenText’s current expectations, estimates, forecasts and projections about the proposed conditional redemption, the potential senior secured notes offering, and the operating environment, economies and markets in which OpenText operates. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different. OpenText’s assumptions, although considered reasonable by OpenText at the date of this press release, may prove to be inaccurate and consequently its actual results could differ materially from the expectations set out herein. For additional information with respect to risks and other factors which could occur, see OpenText’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other securities filings with the Securities and Exchange Commission and other securities regulators. Readers are cautioned not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Unless otherwise required by applicable securities laws, OpenText disclaims any intention or obligations to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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